EXHIBIT 10(G)

BANK ONE CORPORATION
KEY EXECUTIVE CHANGE OF CONTROL PLAN
Summary of Terms

Purpose

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To provide severance and other benefits to designated key executives in the event that their employment terminates for specified reasons within two years following a Change of Control of Bank One Corporation (the “Corporation”).

•	Supercedes individual Change of Control Employment Agreements for members of the Planning Group.

Effective Date

•	May 1, 2001, as approved by the Board of Directors of the Corporation at April 2001 meeting.

•	Contemporaneous with termination of individual Change of Control Employment Agreements.

Change of Control Definition

•	Defined as determined by the Board from time to time.

Eligibility and Participation

•	All Planning Group Members will participate in the Plan for as long as they serve on the Planning Group, unless they are subject to a separate agreement with Change of Control benefits.

•	Other key executives likely to be involved in corporate transactions that may result in a Change of Control, as designated by the Chairman of the Board from time to time, also will participate.

•	Non-Planning Group participants will be notified in writing of their participation in the Plan, which may be terminated by written notice from the Chairman at any time prior to a Change of Control.

•	If a participant’s participation of the Plan or employment is terminated prior to a Change of Control, and it is reasonably demonstrated by the affected individual that such termination of participation or employment was in connection with or in anticipation of a Change of Control, then the executive will be eligible for benefits under the Plan.

Termination of Employment after a Change of Control

A participant will be entitled to the severance and other benefits described below upon termination of employment within two years following the date of a Change of Control in the event the participant’s employment terminates for any of the following reasons:

1.  Sixty day “window” following Change of Control.    Termination by the Corporation or by the executive for any reason other than “cause”, death or disability during the period within 60 days after the Change of Control. “Cause” means the willful and continued failure of the executive to perform his or her duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to the Corporation.

2.  Termination by executive for “good reason”.    “Good reason” means (a) a diminution in the executive’s position, authority, duties or responsibilities; (b) a reduction in the executive’s aggregate annual salary and incentive compensation or material adverse change in employee benefits; (c) requiring the executive to be based at an office or location more than 35 miles from the location where the executive was based; or (d) failure of the Corporation to require any successor to the Corporation to comply with the Plan. Determination by the executive of “good reason” is conclusive if made in good faith.

3.  Termination by the Corporation for reasons other than cause.

Obligations of the Corporation upon Termination of Employment After a Change of Control

If a participant’s employment terminates within two years after a Change of Control for any of the reasons set forth above, the participant will be entitled to the following:

1.  Lump sum cash payment consisting of: (a) unpaid salary and earned unused vacation through the date of termination; (b) a proportionate bonus for the year of termination based upon the participant’s “base bonus;” (c) the product of 2.5 and the sum of base salary and “base bonus,” and (d) unpaid deferred compensation and vacation pay. “Base bonus” means the highest annual cash incentive bonus awarded by the Corporation to the executive for the three calendar years prior to the executive’s termination of employment; or (ii) in the case of an executive who has not received an annual bonus as of the date his or her employment terminates, the executive’s base bonus shall be the minimum guaranteed bonus for the year of employment, as established at the time of the executive’s hire.

2.  Continued medical and life insurance coverage for thirty months after date of termination. (If the executive is employed during this period, coverage provided by the Corporation will be secondary.)

3.  A lump sum payment equal to thirty months worth of retirement benefits under the Corporation’s qualified and supplemental defined benefit retirements plans (if any) as in effect on the Change of Control.

4.  Full vesting on all outstanding stock options, minimum of three years after termination of employment date to exercise (or earlier expiration date); lapse of restrictions on all restricted stock awards on termination of employment. Supercedes terms of outstanding awards, unless terms of awards would provide greater value.

5.  The Corporation will pay up to $50,000 for outplacement services.

6.  Tax gross-up for parachute taxes, unless the tax gross-up confers less than $100,000 of after-tax benefit.

Obligations of the Participant Upon Termination

As a condition of receiving any benefits under the Plan, an executive is bound by the following covenants:

1.  Non-disclosure, no use of proprietary or confidential information, including customer and client lists, financial, systems, personnel information, etc.

2.  No interviews, books, articles or other publications related to Corporation, customers or employees without prior written consent of the Corporation.

3.  Non-solicitation of the Corporation’s employees for two years after termination of employment.

4.  Cooperation with investigations, litigation.

Administration of the Plan

•	Prior to a Change of Control, the Plan will be administered by the Organization, Compensation and Nominating Committee of the Board.

•
On and after a Change of Control, the Plan will be administered by a three-person committee of the Board consisting of individuals who were directors of the Corporation prior to the public announcement of a Change of Control.

Amendment and Termination

•	The Board many amend or terminate the Plan or the definition of Change of Control at any time prior to a Change of Control.

•
The Plan many not be amended on or after a Change of Control in any way that reduces or terminates the benefits to which a participant is entitled under the Plan on a Change of Control or is otherwise adverse to a participant.

Miscellaneous

•	The Corporation will require its successors to expressly assume its obligations under the Plan.

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The Corporation will reimburse the executive for legal fees incurred by the executive in challenging or enforcing Plan provisions, unless it is finally judicially determined that the executive brought such claims in bad faith, in which case the executive will pay such fees.

•	Governed by Delaware law.

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